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EXHIBIT 5.1


June 10, 1997



The Board of Directors of
Renal Treatment Centers, Inc.
1180 West Swedesford Road
Building Two, Suite 300
Berwyn, PA  19312

Ladies and Gentlemen:

I have acted as counsel to Renal Treatment Centers, Inc. (the "Company") in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of a Registration Statement on Form S-8 (the "Registration Statement") relating to the offer and sale by the Company of up to 2,150,000 shares (the "Shares") of the Common Stock, $.01 par value of the Company pursuant to the Company's Amended and Restated 1990 Stock Plan (the "Plan" ).

I have reviewed the Registration Statement, the Company's Restated Certificate of Incorporation and By-Laws, each as amended to date, the corporate minutes and other proceedings and records relating to the authorization, sale and issuance of the Shares, and such other documents and corporate records as I have deemed necessary or appropriate for the purpose of giving this opinion.

Based upon the foregoing, I am of the opinion that each of the Shares, when issued in accordance with the terms and conditions of the Plan and of any option, right or award granted thereunder, will be duly authorized, legally and validly issued and outstanding, fully paid and nonassessable.

I hereby consent to the use of this opinion in the Registration Statement, and further consent to the reference to my name under the caption "Interests of Named Experts and Counsel" in the Registration Statement.

Sincerely,


/s/ Steven J. Udicious
Steven J. Udicious